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Exhibit 21.1

Subsidiaries of the Company

NMS Communications Europe Ltd. Epping Road Roydon, Essex CM195HU England
NMS Communications Europe S.A. Immeuble Pericles 144, Avenue Roger Salengro 92370 Chaville, France
NMS Communications International, Inc. 100 Crossing Boulevard Framingham, MA 01702
NMS Communications Securities Corporation 100 Crossing Boulevard Framingham, MA 01702

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  Exhibit 21.1